Exhibit 99.1
NOTICE OF REDEMPTION
TO THE HOLDERS OF
AMKOR TECHNOLOGY, INC.
10.50% SENIOR SUBORDINATED NOTES DUE 2009
CUSIP No. 031652 AE 0
     Notice is hereby given that, pursuant to the terms of the Indenture, dated as of May 13, 1999, between Amkor Technology, Inc. (the “Company”) and U.S. Bank National Association, as successor to State Street Bank and Trust Company, as trustee (the “Trustee”), as the same may have been amended, restated, supplemented or otherwise modified through the date hereof (the “Indenture”), and pursuant to Section 3.07 of the Indenture and paragraph 5 of the Notes (as defined in the Indenture), the Company is redeeming all of its outstanding 10.50% Senior Subordinated Notes Due 2009 (the “Redeemable Notes”), at a redemption price equal to 100.00% of the outstanding principal amount thereof (the “Redemption Price”), plus accrued and unpaid interest to June 11, 2007 of approximately $11.67 per $1,000 principal amount of Notes, which equals a total Redemption Price of approximately $1,011.67 per $1,000 principal amount of Notes, on June 11, 2007 (the “Redemption Date”). The Redemption Price, together with any accrued and unpaid interest, will be due and payable on each of the Redeemable Notes on the Redemption Date.
     Payment of the Redemption Price (together with accrued and unpaid interest) for the redeemed Redeemable Notes will be made on the Redemption Date upon presentation and surrender of the redeemed Redeemable Notes on or before the Redemption Date to the Trustee, as Paying Agent, by hand or by mail as follows:

By Mail:	By Hand or Overnight Mail:
U.S. Bank National Association	U.S. Bank National Association
Corporate Trust Services	Corporate Trust Services
P.O. Box 64111	60 Livingston Avenue
St. Paul, Minnesota	1st Floor — Bond Drop Window
55164-0111	St. Paul, Minnesota
55107
     The redeemed Redeemable Notes will no longer be deemed outstanding on and after the Redemption Date, and all rights with respect thereto will cease, except only the right of the holders thereof to receive the Redemption Price (together with accrued and unpaid interest).
     Unless the Company shall default in the deposit of the Redemption Price (together with accrued and unpaid interest) with the Paying Agent, interest on the redeemed Redeemable Notes called for redemption will cease to accrue on and after the Redemption Date, and the only remaining right of the holder thereof is to receive payment of the Redemption Price (together with accrued and unpaid interest) upon surrender to the Paying Agent of the redeemed Redeemable Notes.
     Under Federal income tax law, paying agents may be required to withhold 28% of payments to holders unless such holders establish an exemption from withholding. United States persons generally establish an exemption from withholding by providing a paying agent with completed Internal Revenue Service Form W-9. Non-United States persons generally establish an exemption from withholding by providing a paying agent with a completed Internal Revenue Service Form W-8 BEN.
     The CUSIP number appearing herein has been included solely for the convenience of the holders of the Redeemable Notes. Neither the Company nor the Trustee shall be responsible for the selection or use of any such CUSIP number, nor is any representation made as to its correctness on the Redeemable Notes or as indicated herein.

Dated: May 10, 2007	AMKOR TECHNOLOGY, INC.